Exhibit 99.1

Polaris Takes Additional Measures to Address COVID-19 Impact

MINNEAPOLIS--(BUSINESS WIRE)--March 31, 2020--Polaris Inc. (NYSE: PII) today announced several additional actions in response to the COVID-19 pandemic. These actions will help the Company navigate the current environment by reducing expenses and improving its cash position and financial flexibility.

“This is an unprecedented crisis with a sudden and stark impact on our business, but in difficult times Polaris has always responded with agility and proved our resilience,” said Scott Wine, Polaris Chairman and CEO. “While the immediate future is uncertain, what is crystal clear is that Polaris must act judiciously but decisively to win both during this situation and after it is resolved. The measures we are taking today are necessary responses to a dynamic environment that compels us to bolster our liquidity and rapidly adapt to extraordinary circumstances.”

Temporary Measures on Employee Compensation

In response to continued uncertainty in market demand and the escalating near-term impact of COVID-19, Polaris made the necessary decision to enact several temporary changes related to employee compensation and hiring practices for exempt and nonexempt employees, including:

  Delaying merit increases for exempt and nonexempt employees through the end of the year
  Implementing a hiring freeze on exempt and nonexempt positions
  Furloughing most exempt and non-exempt Polaris employees for two weeks in the second quarter. Employees will not be paid but will maintain their health care benefits and may be eligible for unemployment benefits, subject to federal, state, and local regulations
  Exempt and non-exempt employees, including Polaris’ Executive Leadership Team, who are not furloughed will have their pay reduced by approximately 20 percent beginning April 13 through the end of the second quarter

In addition, Polaris Chairman and CEO, Scott Wine, will forgo his salary for the remainder of 2020.

Update on Plant Operations

Following the temporary production halt instituted on March 23, Polaris continues to carefully calibrate its manufacturing operations with anticipated product demand. Production will restart this week on select manufacturing lines for products with adequate demand and supply chain coverage. Polaris continues to ship finished vehicles to dealers, and to produce products that are consistent with governing federal, state and local directives.

Increasing Financial Flexibility

In addition to the steps listed above, the Company is taking further action to increase financial flexibility and liquidity, including reviewing all operating expenses, postponing non-essential capital expenditures, and suspending share repurchases. The Company has also elected to draw down an incremental $150 million under its current revolving credit facility. As of March 31, Polaris has more than $420 million in cash-on-hand to help weather the current COVID-19 crisis.

The Company will continue to evaluate its operations and make adjustments based on the safety of its employees, demand signals, the health of its supply chain and distribution network, and government mandates and local orders.

Polaris Schedules First Quarter 2020 Earnings Call and Webcast

Polaris Inc. announced today that it will release its first quarter 2020 financial results on Tuesday, April 28, 2020, and will hold a conference call and webcast at 9:00 a.m. central time on the same day to discuss the results. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President and CFO. A slide presentation and webcast link will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 Internationally. The Conference ID is 8668695. A replay of the webcast will be available by accessing the same webcast link on our website at ir.polaris.com.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward Looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2020 future sales and demand for our products, the enhanced ability of the Company to mitigate an economic downturn given its broadened portfolio, future shipments, net income, and net income per share, future cash flows and capital requirements and the ability to access credit facilities, operational initiatives, and the potential impact of the evolving COVID-19 pandemic, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the evolving COVID-19 pandemic and the resulting impact on the Company’s business and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

Contacts

Investor Contact: Richard Edwards 763-513-3477 richard.edwards@polaris.com
Media Contact: Jess Rogers 763-513-3445 jessica.rogers@polaris.com